STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT entered into as of December 30, 2005 by and among BPO Management Services, Inc., a Delaware corporation (the "Buyer"), DIGICA, INC., a New York corporation ("**Target**" or "**Company**") as well as Kevin J. Smith, an individual, Julie Smith, an individual, Robert G. Bisci, an individual, and Michele Bisci, an individual (the preceding individuals collectively referred to as the "Sellers.") The Company, Buyer and the Sellers are referred to collectively herein as the "Parties." The Parties hereto agree as follows:

RECITALS

A. The Sellers own, in the aggregate, all of the outstanding capital stock of the Target.
B. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash and the issuance of shares of Buyer Stock, as defined below.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses *provided, however*, that in no event shall Adverse Consequences mean or include consequential, indirect, special or punitive damages.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a).

"Buyer" has the meaning set forth in the preface above.

"Buyer Stock" means the stock issued by the Buyer as provided for in Section 2(b) herein.

"Closing" has the meaning set forth in §2(c) below.

"Closing Date" has the meaning set forth in §2(c) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

"Controlled Group" has the meaning set forth in Code §1563.

"Disclosure Schedule" has the meaning set forth in §4 below.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"Excluded Loans" means all loans owed to Sellers and any former shareholders of Target, all bank and other third party debt of Target owed to third parties (but not including obligations for equipment financing and leases incurred in the Ordinary Course of Business), all accrued bonuses and shareholder distributions payable to Sellers and all other obligations owed to any Sellers or any other shareholders of Target (but not including standard payroll payable in the Ordinary Course of Business).

"Financial Statement" has the meaning set forth in §4(g) below.

"GAAP" means generally accepted accounting principles as in effect from time to time.

"Indemnified Party" has the meaning set forth in §8(e) below.

"Indemnifying Party" has the meaning set forth in §8(e) below.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c)

all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means to the best of the actual knowledge.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Material" or "Material Adverse Effect" means with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole which is individually in excess of **$10,000**, or, in the aggregate with other individual items, in excess of **$25,000.**

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in §4(g) below.

"Most Recent Fiscal Month End" means December 12, 2005.

"Most Recent Fiscal Year End" means June 30, 2005.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral.

"Purchase Price" has the meaning set forth in §2(b) below.

"Requisite Sellers" means the following individuals: Kevin J. Smith and Robert G. Bisci.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" or "Sellers" has the meaning set forth in the preface above.

"Target" has the meaning set forth in the preface above.

"Target Share" means any share of the common stock, including without limitation, Class A and Class B common stock, of the Target.

"Tax" means any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his/her/its Target Shares for the consideration specified below in this §2.

(b) Purchase Price. The Buyer agrees to pay to the Sellers at the Closing the following (the "Purchase Price"): (i) cash in the amount of Four Hundred Thousand Dollars ($400,000) (the "Cash Purchase Price") payable by wire transfer or delivery of other immediately available funds, plus (ii) issuance of and delivery to Seller of stock certificates in the aggregate total amount of 500,000 shares of common stock of Buyer (the "Buyer Stock"). The Cash Purchase Price and the Buyer Stock shall be allocated among the Sellers in proportion to their respective holdings of Target Shares as set forth in **§4(b)** of the Disclosure Schedule. Effective as of the day of the Closing, the Purchase Price shall be decreased as mutually agreed upon by the parties hereto if the balance sheet of the Target, as determined in accordance with accounting principles heretofore employed by Target in the Ordinary Course of Business, is not substantially similar to

the balance sheet of the Target included within the Most Recent Financial Statements, in a manner as mutually agreed upon by Buyer and Seller.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place contemporaneously with the execution and delivery of this Agreement.

(c) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in §7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers the Purchase Price specified in §2(b) above.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Sellers and the Company. Each of the Sellers and the Company represent and warrant to the Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to himself/herself or itself, except as set forth in **Annex I** attached hereto.

(i) Organization. The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Sellers and the Company each have full power and authority, and the Company has full corporate power and authority, to execute and deliver this Agreement and to perform his/her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers and the Company, enforceable in accordance with its terms and conditions, except the enforceability of the Agreement (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law. The Sellers and the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Except as disclosed in Section 3(a)(iii) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers or Company is subject or, any provision of the Company's charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which

the Sellers or Company is a party or by which he and/or it is bound or to which any of his or its assets is subject.

(iv) Brokers' Fees. The Sellers and the Company have not engaged and are not obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(v) Investment. Each of the Sellers (A) understands that the Buyer Stock has not been, and will not be, registered under the Securities Act, or any other securities laws or under any state or provincial securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Stock solely for his/her/its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Stock, and (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock.

(vi) Target Shares. Each of the Sellers holds of record and owns beneficially the number of Target Shares set forth next to his/her/its name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands). No Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(vii) Sellers' Investigation and Due Diligence. With respect to the purchase of the Buyer Stock by the Sellers as provided for in Section 2b) of this Agreement, each of the Sellers:

(A) are knowledgeable and sophisticated investors experienced in business matters;

(B) have had ample opportunity to review the books and records of Buyer and all aspects of the Buyer's business;

(C) have had ample opportunity to retain experts in the areas of Buyer's business and Buyer's accounting methods;

(D) have had ample opportunity to retain an appraiser to value the Buyer's business;

(E) are not relying on any oral representation of any Buyer or Buyer's agents, attorneys or certified public accountants; and

(F) shall rely upon their own investigation, analysis and due diligence concerning Buyer and Buyer's business in connection with Sellers' purchase of the Buyer Stock.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in **Annex II** attached hereto.

(i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws , or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. The Buyer understands that the Target Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Target Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Sellers and the Target and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Shares, and (E) is able to bear the economic risk and lack of liquidity inherent in holding the Target Shares and (F) is an Accredited Investor .

4. Representations and Warranties Concerning the Target. The Sellers and the Company each represent and warrant to the Buyer that the statements contained in this §4 are

correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof (the "Disclosure Schedule").

(a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of the Target. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws and all other organizational documents of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete in all material respects. Target is not in default under or in violation of any provision of its charter or bylaws or any other organizational document.

(b) Capitalization. The entire authorized capital stock of the Target consists of 100 shares of Class A common stock, no par value and 100 shares of Class B common stock, no par value, of which 100 shares of Class A common stock are issued and outstanding and no Class B common stock are outstanding, and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(c) Noncontravention. Except as disclosed in §4(c) of the Disclosure Schedule, to the Sellers' Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers' Fees. See Section 3(a)(iv).

(e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free of liens and encumbrances except as disclosed in the Disclosure Schedule, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Reserved.

(g) Unaudited Financial Statements. Attached hereto as Schedule §4(g) are the following unaudited financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income as of and for the fiscal years ended June 30, 2004, and June 30, 2005 for Target; and (ii) unaudited balance sheets and statements of income as of and for the period ending November 30, 2005 for the Target (the "Most Recent Financial Statements"). The unaudited Financial Statements present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods.

(h) Events Subsequent to Most Recent Fiscal Year End. Except as indicated on Schedule 4(h), to Sellers' Knowledge, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of Target. Without limiting the generality of the foregoing, since that date:

(i) Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than **$10,000** or outside the Ordinary Course of Business;

(iii) No party (including the Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than **$10,000** to which Target is a party or by which any of them is bound;

(iv) Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v) Target has not made any capital expenditure (or series of related capital expenditures) either involving more than **$10,000** or outside the Ordinary Course of Business;

(vi) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than **$10,000** or outside the Ordinary Course of Business;

(vii) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than **$10,000** singly or **$10,000** in the aggregate;

(viii) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than **$10,000** or outside the Ordinary Course of Business;

(x) Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) There has been no change made or authorized in the articles of formation, charter or bylaws of Target;

(xii) Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) Other than Excluded Loans, an accurate and complete list of which is **attached hereto,** and which Excluded Loans shall all be paid in full by Target prior to the Closing, Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business but Target may pay bonuses to the Sellers prior to the Closing, subject, however, to and without waiving any of the provisions of Section 2 of this Agreement;

(xviii) Other than as disclosed in this Agreement, Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target ; and

(xxii) Target has not committed to any of the foregoing.

(i) Undisclosed Liabilities. Target does not have any Liabilities except for (A) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j) Legal Compliance. Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no investigation, charge, complaint, claim, has been filed or commenced against it alleging any failure so to comply. Further, no action, suit, proceeding, hearing, demand, or notice has been filed or commenced against Target alleging any failure so to comply.

(k) Tax Matters. Except as indicated on Schedule 4(k):

(i) Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Target (whether or not shown on any Tax Return) have been paid. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Target that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

(iii) No Seller of Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as indicated in Section (v) below, there is no dispute or claim concerning any Tax Liability of Target either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target since December 31, 1999.

(iv) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Sellers shall be solely responsible for all income tax, sales tax, use tax and all similar tax liabilities of Target accrued as of the Closing except for those liabilities

disclosed on the Most Recent Financial Statements or accrued subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business (the "PreClosing Taxes") and if the Target is assessed any PreClosing Taxes by a governmental agency or authority, Seller shall either (i) pay on demand such taxes plus penalties and interest, if any; or, (ii) at Sellers' sole cost, Sellers may elect to have Target contest such assessment of PreClosing Taxes if appropriate as reasonably determined by Target's CPA, and Sellers shall pay all interest, penalties and taxes associated with such PreClosing Taxes upon the conclusion of such contest.

(l) Real Property.

The Company does not own any real property. §4(l) of the Disclosure Schedule contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. These leases are valid and enforceable and are not in default. To the Knowledge of the Company and Sellers, the real property leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by the Company for any improvements made to the real property leased or occupied by the Company that have not been paid for. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in §4(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in §4(l) of the Disclosure Schedule:

(A) to the Sellers' Knowledge, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect; except for the following ("**Exception**"): the enforceability of the agreement (1) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (2) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law;

(B) to the Sellers' Knowledge, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the Exception;

(C) to the Sellers' Knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the lease or sublease has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

(G) Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(H) to the Sellers' Knowledge, the owner of the facility leased or subleased has good and marketable title to the parcel of real property.

(m) Intellectual Property. Except as indicated on Schedule 4(m):

(i) Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Target as presently conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. To Sellers' Knowledge, Target has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii) (a) To Sellers' Knowledge, Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties;

(b) the Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

(iii) §4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). §4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:

(A) with respect to owned Intellectual Property, the Target possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) to Sellers' Knowledge, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers of the Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) other than standard software licenses received in the Ordinary Course of Business, the Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) §4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iv) of the Disclosure Schedule:

(A) The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable against Target, and in full force and effect;

(B) The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable against Target, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C) To Sellers' Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) To Sellers' Knowledge no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) With respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) To Sellers' Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) to the Knowledge of any of the Sellers and the directors and officers of the Target, Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(n) Tangible Assets. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. To Sellers' Knowledge, each such tangible asset has been maintained in accordance with Target's normal practice, and is in good operating condition and repair (subject to normal wear and tear).

(o) Inventory. The inventory of the Target as indicated on the Most Recent Balance Sheet is presented and described in accordance with the past custom and practice of the Target.

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property including without limitation software to or from any Person providing for lease payments in excess of $15,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Target , or involve consideration in excess of $15,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $15,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with any of the Sellers and their Affiliates (other than the Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $15,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Target ; or

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $15,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date), and to Sellers' Knowledge, a written summary of the terms of all oral agreements referred to in this Section 4 (p) of the Disclosure Schedule. To Sellers' Knowledge, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except for the Exception; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are fairly reflected on Target's books and records.

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth a certificate of insurance for each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) which Target currently maintains.

To Sellers' Knowledge, with respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

(t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers, is threatened to be made a party to any action,

suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(u) Product Warranty. To Sellers' Knowledge, each product or service developed, sold, leased, licensed, or delivered By Target has been in material conformity with all applicable contractual commitments and all express and implied warranties, and Target does not have any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims, if any, set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. No product or service manufactured, sold, leased, licensed or delivered by Target is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale or lease. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease or licensing of or providing of services by or for Target (containing applicable guaranty, warranty, and indemnity provisions).

(v) Product Liability. To Sellers' Knowledge, Target does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use or license of any product manufactured, sold, leased, licensed or delivered by Target.

(w) Employees. Except as indicated in Section 4(w) of the Disclosure Schedule, to the Knowledge of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with Target. Target is not a party to or bound by any collective bargaining agreement except as disclosed in §4(w) of the Disclosure Schedule. Target has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Sellers' Knowledge, Target has not committed any unfair labor practice. No Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

(x) Employee Benefits.

(i) §4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any material Liability or potential Liability.

(A) To Sellers' Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and all other applicable laws, rules and regulations (collectively, "**Benefit Laws**").

(B) All required reports and descriptions (including annual reports (IRS Form 5500 to the applicable governmental agency), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(F) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments) filed with the applicable governmental agency if any with respect to all Plans, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that Target and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

(A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target, threatened.

(B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine

claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target, threatened.

(C) Target has not incurred any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iii) Target does not maintain, contribute to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents(other than in accordance with COBRA).

(y) Guaranties. Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters. To the Sellers' Knowledge:

(i) Target and its respective predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Target has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) Neither the Target nor its respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) Neither Target nor its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended

("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(v) The Target has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(vi) No facts, events or conditions relating to the past or present facilities, properties or operations of Target will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(aa) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading.

5. Representations And Warranties Concerning Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this §5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §5), except as set forth in **Annex II** attached hereto.

(a) Capitalization. Buyer Stock represents approximately 3.9% of issued and outstanding shares of stock of Buyer as of the date hereof (and prior to the issuance of the Buyer Stock at the Closing Date) and approximately 3.7% of issued and outstanding shares of stock of Buyer immediately after the issuance of the Buyer Stock upon the Closing Date.

(b) Financial Statements. Attached hereto as §5(b) of Annex II is a copy of Buyer's most recently prepared balance sheet and statement of income.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party

reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target in Sellers' possession. Buyer shall provide Sellers with reasonable access to such records as Sellers may reasonably require.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target , each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. So long as a Seller is employed by the Target, such Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, licensee, customer, supplier, or other business associate of Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing, and such Seller will refer all customer inquiries relating to the businesses of the Target to the Buyer from and after the Closing. Nothing herein is intended to limit or reduce any Seller's obligation under his respective employment agreement.

(d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his reasonable efforts to cooperate with any effort by the Buyer to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure, or which becomes generally available to the public other than by breach by any Seller of his obligations under this §6(d).

(e) Maintenance of Insurance; Nonsolicitation.

(1) Maintenance of Insurance For at least two years following the Closing, Buyer shall maintain , or shall cause Target to maintain, to the extent practical, liability insurance coverages for the protection of the Requisite Sellers that are no less favorable than the coverages disclosed under §4(s) of the Disclosure Schedule.

(2) Nonsolicitation.

(i) Commencing on the Closing Date and for a period of three (3) years from the Closing Date (or such other period as provided for in the applicable Employment Agreements with respect to each applicable Seller that is employed by the Company), no Seller shall directly or indirectly, personally or through others, solicit or attempt to solicit (on the Sellers' or any of the Sellers' own behalf or on behalf of any other person or entity) either (i) the employment of any employee of the Company or Buyer or any of the Company's or Buyer's affiliates or subsidiaries in any capacity including as a consultant or independent contractor, or (ii) the business of any customer or prospective customer of the Company or Buyer or any affiliate of Buyer. A "prospective customer" for purposes of this paragraph means: a potential customer that was actively negotiating with the Company on or within 90 days prior to the Closing Date. Nothing in this paragraph is intended to limit or reduce any Requisite Seller's obligation under his applicable Employment Agreement, or to extend an obligation of non-solicitation to such Requisite Seller beyond the scope or time period stated in such Employment Agreement.

(ii) Injunctive Relief. The Sellers acknowledges and agrees that their failure to perform any of his covenants in this Section 6(e)(2) (entitled "NonSolicitation") would cause irreparable injury to the Company and Buyer and cause damages to the Company and Buyer that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, the Sellers agree that the Company or Buyer may seek an injunction to restrain any breach of this Section 6(e)(2).

(f) <u>Restrictions on Transfer.</u> In addition to any other limitation on transfer created by applicable securities laws, none of the Sellers shall assign, encumber or dispose of any interest in the Buyer Stock issued to Seller at the Closing or any Buyer Stock subsequently issued or assigned to Sellers (collectively, the "**Shares**") except as in accordance with this <u>Section 6(f)</u>.

(i) <u>Right of First Refusal</u>. In the event, at any time after the date of this Agreement, if any Seller or its permitted transferee or assignee desires to sell or transfer in any manner the Shares or any part thereof, they shall first offer such Shares for sale to the Buyer at the same price, and upon the same terms (or terms as similar as reasonably possible) upon which it is proposing or is to dispose of said Shares. Said right of first refusal shall be provided to the Buyer for a period of thirty (30) days following receipt by the Buyer of written notice by Seller of the terms and conditions of said proposed sale or transfer and the name, address and phone number of each proposed buyer or transferee. If the Buyer desires to exercise such right of first refusal, it shall notify Seller in writing within such thirty-day period. In the event the Shares are not disposed of on such terms within thirty (30) days following lapse of the period of the right of first refusal provided to the Buyer, or if Seller proposes to change the price or other terms to make them more

favorable to the Buyer, the Shares shall once again be subject to the right of first refusal herein provided.

(ii) Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including death, bankruptcy or divorce) of all or a portion of the Shares by the record holder thereof, the Buyer shall have an option to purchase all of the Shares transferred. Upon such a transfer, the person acquiring the Shares and the selling shareholder shall both promptly notify the Buyer of such transfer. The right to purchase such Shares shall be provided to the Buyer for a period of thirty (30) days following receipt by the Buyer of written notice by the person acquiring the Shares. The person acquiring the Shares shall be obligated to cooperate in the consummation of such purchase. With respect to any stock to be transferred pursuant to this Section 6(f), the price per Share shall be a price set by the governing board of the Buyer that will reflect the current value of the stock in terms of present earnings and future prospects of the Buyer. The Buyer shall notify ("Notification") Seller or its or her executor or legal representative of the price so determined within thirty (30) days after receipt by Buyer by written notice of the transfer or proposed transfer of Shares, as the case may be. If the Seller in question or its proposed transferee do not agree on a purchase price for the Shares within 21 days of such Notification, then the parties shall select a mutually acceptable experienced independent business appraiser within 30 days of the date of Notification, and such appraiser shall determine the purchase price for the Shares within 30 days of its or his or her selection, and such determination shall be final. The cost of such appraisal shall be shared equally between the Buyer and the other party.

(iii) Assignment. The right of the Buyer to purchase any part of the Shares may be assigned in whole or in part to any stockholder or stockholders of the Buyer or other persons or organizations. Buyer shall notify Sellers of any such assignment.

(iv) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Section 6(f). Any sale or transfer of the Shares shall be void unless the provisions of this Section 6(f) are met.

(v) Exempt Transfers. The restrictions on transfer of this Section 6(f) shall not apply to a transfer to any Sellers' ancestors or descendants or spouse or to a trustee for their benefit, provided that such transferee shall agree in writing to take such Shares subject to all the terms of this Agreement, including restrictions on further transfer.

(vi) Drag Along. In the event that:

(a) a person or entity other than the Buyer's then current shareholders or any affiliate or subsidiary of the Buyer (a "Third Party") makes a bona fide written offer to purchase all of the outstanding shares of the Buyer,

(b) the "Selling Shareholders"(as hereinafter defined) have accepted such offer from the Third Party,

(c) the Third Party has made an offer to the other shareholders of the Buyer to purchase all shares of the Buyer held by them at the same price per share as apply to the sale by the Selling Shareholders,

then the following provisions will apply:

(i) the Selling Shareholders will have the right to require the Sellers (and their successors and assigns) to accept such offer ("Offer") from the Third Party and to sell all their shares to the Third Party (the "Drag- Along Transaction");

(ii) Sellers shall also take all necessary and reasonable actions to facilitate the consummation of the Drag-Along Transaction, including (x) consenting to and raising no objections against such transaction, (y) executing any agreement entered into with the Third Party buyer with respect to such Drag-Along Transaction setting forth the terms of such transaction and any reasonably necessary ancillary agreement with respect thereto and (z) voting the Shares held by Sellers in favor of such Drag-Along Transaction; and

(i) Sellers each agree to waive any and all dissent and appraisal rights to which they might be entitled under applicable law in connection with the Drag-Along Transaction.

And for purposes of this Section 6(f), "Selling Shareholders" means either (i) the group of shareholders holding 51% or more of the total number of shares outstanding of the Buyer, or (ii) Patrick Dolan and James Cortens.

The terms of this Section 6(f) shall survive the Closing.

7. Documents Delivered at Closing_.

(a) Documents Delivered to Buyer_. At Closing, Sellers shall deliver to Buyer the documents required by Section 2(d) and the following additional documents:

(i) all of the third party consents specified in §4(c) above; provided, however, if any consents have not been obtained, Buyer and Sellers will use all reasonable efforts to obtain such consents after the Closing;

(ii) executed counterparts of the Employment Agreements for the Requisite Sellers in form and substance as set forth in **Exhibit A** and Exhibit B attached hereto (the "Employment Agreements");

(iii) evidence reasonably satisfactory to the Buyer that the Excluded Loans have been fully satisfied or terminated;

(iv) resignations, effective as of the Closing, of each director and officer of the Target except as otherwise provided for in the Employment Agreements;

(v) Board of Director resolution of Target authorizing the execution and performance of this Agreement.

(b) Documents Delivered to Sellers_. At Closing, Buyer shall deliver to Sellers the Purchase Price and the following additional documents:

(i) executed counterparts of the Employment Agreements

(ii) Board of Director resolution of Buyer authorizing the execution and performance of this Agreement.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers and Target contained in §4(c) (d)(f)(g)(h)(i), (j), §4(l) through §4(z) and §4 (aa) above shall survive the Closing hereunder and continue in full force and effect for a period of **Two (2) years** thereafter; provided, however, that such warranties and representations shall survive forever to the extent of a warranty or representation of Seller that any Seller knew was untrue at the time this Agreement was executed by the Sellers. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in §4(a),(b), (e) and (k) above) shall survive the Closing and continue in full force and effect subject to any applicable statutes of limitations.

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event any of the Sellers breaches any of his representations, warranties, and covenants contained herein (other than the covenants in §2(a) above and the representations and warranties in §3(a) above), and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to §8(e) by delivering a Claim Notice below within such survival period, then each of the Sellers agrees, and jointly and severally agrees, to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in §4(c)(d)(f)-(j), and §4(l)-(aa) above and provided such breach or alleged breach under such subparagraphs was not a willful breach or a breach arising out of a fraudulent warranty or representation by a Seller or Target (collectively, the "**Limited Coverage Claims**") until and only to the extent that the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a **$50,000.00** aggregate threshold.

(ii) In the event any of the Sellers or Target breaches any of his or its covenants in §2(a) above or any of his or its representations and warranties in §3(a) above, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to §8(e) below within such survival period by delivering a Claim Notice, then the Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(iii) Each of the Sellers agrees to jointly and severally indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Target for

any Taxes of the Target with respect to any Tax year ending on or before the Closing Date.

(c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to §8(e) below within such survival period pursuant to §8(a) above by delivering a Claim Notice, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d) Determination of Adverse Consequences. All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(e) Claim Notice: Notice of a Disputed Claim.

(i) Any Party seeking indemnification hereunder (an "Indemnified Party") may deliver to the Party from whom indemnification is sought (the "Indemnifying Party") a written notice ("Claim Notice") that the Indemnified Party has suffered Adverse Consequences and providing the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated and the estimated total dollar amount of the adverse consequences claimed. In the event that the Indemnifying Party disputes liability for or the amount of the Adverse Consequences set forth in the Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing of such dispute ("Notice of a Disputed Claim") and specify the amount disputed and basis therefor and the amount the Indemnifying Party believes to be the correct amount, if any, within thirty (30) days notice after receipt of the Claim Notice. Failure to give a timely objection hereunder shall not constitute a waiver of the right to dispute such Claim Notice except if and to the extent that such failure results in Adverse Consequences to the Indemnified Party.

(ii) If a written Notice of a Disputed Claim is sent pursuant to paragraph (i) above, Sellers and Buyer shall during the thirty (30) days following the date of such delivery negotiate in good faith to resolve the Disputed Claim and reach a resolution of the matter on an expedited basis. If, during such resolution period, the Parties are unable to reach agreement, either Sellers or Buyers may pursue such Disputed Claim in arbitration in accordance with Section 11(p).

(iii) With respect to a Claim Notice that relates to a claim by a third party, the Indemnified Party shall provide such Claim Notice within ten (10) days after it becomes aware of the assertion of such a claim, provided that failure to give timely notice shall not be a bar to indemnification except of and to the extent that such failure is prejudicial to the defense of such claim. The Indemnifying Party shall have the right to assume the defense of such claim and to settle or compromise such claim with the consent of the Indemnified Party, such consent not to be unreasonably withheld, and provided that no consent shall be required if the settlement or compromise includes a complete release of the Indemnified Party by the claimant. The Indemnified Party shall fully cooperate in the

defense of such third party claim, as may be reasonably requested by the Indemnifying Party.

(f) Other Indemnification Provisions. Except to the extent of available insurance coverage and provided Buyer consents to allow such claim to be tendered to the applicable insurance company in Buyer's sole discretion (and with the intent that no insurance coverage will be permitted to benefit Sellers if a Seller breaches a warranty, representation or covenant of Sellers under this Agreement) , each of the Sellers hereby agrees that he will not make any claim for indemnification against Target by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

(g) Limit on Liability. Anything herein notwithstanding, Sellers' aggregate liability to Buyer under this Section 8 shall not exceed the Cash Purchase Price as adjusted pursuant to Section 2(b). From and after the Closing, except for damages arising out of fraud or fraudulent misrepresentation committed by a Seller, Buyer's sole right to monetary damages against any Seller for any breach of or arising under this Agreement shall be under this Section 8.

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. Sellers shall, at its expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all fiscal years on or before the Closing Date and Sellers shall pay all of Target's taxes for such time periods. Sellers shall provide a copy of all such filed tax returns to Buyer when such returns are filed.

(b) Tax Periods Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target for all fiscal years ending after the Closing Date and Buyer shall pay or cause to be paid all of Target's taxes for such periods.

(c) Cooperation on Tax Matters. Buyer, the Target and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

10. Reserved

11. Miscellaneous.

(a) Nature of Certain Obligations.

All of the representations and warranties and covenants of each of the Sellers in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in §8 above and elsewhere in this Agreement for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that Buyer may assign this Agreement and the related obligations in connection with a sale of substantially all the assets or business of the Buyer or in connection with a merger or reorganization or any other similar transaction, so long as such assignee agrees to assume the obligations of the Buyer hereunder..

(f) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers: Robert and Michele Bisci
17 Raleigh Court
Phillipsburg, NJ 08865
Tel. 908- 859-1823

Fax 908-859-1873

and	Kevin and Julie Smith 37 Terrell Road Lambertville, NJ 08530 Tel: 609 249 5812 Fax: 908 450 9389
Copy to:	John Eagan, Esq. Norris, McLaughlin & Marcus, P.A. 721 Route 202-206 Bridgewater, NJ 08807 Tel: 908-722-0700 Fax: 908-722-0755 Email: jjeagan@nmmlaw.com

---

If to the Buyer:

BPO MANAGEMENT SERVICES, INC.
Attention: Patrick Dolan and Jim Cortens
c/o Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Fax: ________________
padolan927@msn.com
jcortens@cox.net

With a copy to: Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Tel: (949) 224 1500
Fax: (949) 224 1505

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Buyer will bear its costs and expenses (including legal fees and expenses) and Target and Sellers will bear their costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(n) Reserved

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(p) Arbitration. Any controversy or claim arising out of or relating to this Agreement (including, but not limited to, Section 8) or the breach thereof shall be settled by binding arbitration before a retired judge employed by or associated with the American Arbitration Association (AAA), referred herein collectively as the "arbitrator," in Orange County, California or in New Jersey. Any arbitration shall be administered by and held in accordance with the Commercial Arbitration Rules of the AAA. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. The judgment awarded by the arbitrator shall be final. Reasonable attorneys' fees may be awarded to the prevailing party at the discretion of the arbitrator. Except as provided in this Agreement, the costs of the arbitrator, the arbitrator's fees, and costs for the use of facilities shall be divided equally between the Buyer, on the one hand, and the Seller on the other hand.

(q) Submission to Jurisdiction. Subject to the provisions of §11(p), each of the Parties submits to the non exclusive jurisdiction of any state or federal court sitting in the States of

Delaware, California and New Jersey, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this §11(q), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

SEE NEXT PAGE FOR SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

"Buyer"

BPO MANAGEMENT SERVICES, INC., a Delaware corporation

By: ____________________________________

Name: ____________________________________

Title: ____________________________________

By: ____________________________________

Name: ____________________________________

Title: ____________________________________

"Target" or **"Company"**

DIGICA, INC., a New York corporation

By: ____________________________________

Name: ____________________________________

Title: ____________________________________

By: ____________________________________

Name: ____________________________________

Title: ____________________________________

"Sellers"

____

Kevin J. Smith

____

Julie Smith

____
Robert G. Bisci

____
Michele Bisci

STOCK PURCHASE AGREEMENT
EXHIBIT LIST

Exhibit A—Form of Employment Agreement-
Exhibit B-Form of Employment Agreement-
Annex I—Exceptions to the Sellers' Representations and Warranties Concerning the Transaction
Annex II – Exceptions to Buyer's Representations and Warranties
Disclosure Schedule—Exceptions to Representations and Warranties Concerning the Target